GORDON ALTMAN WEITZEN SHALOV & WEIN           Exhibit 5
                              114 West 47th Street
                            New York, New York 10036


                                                                 July 27, 1999

Video Services Corporation
240 Pegasus Avenue
Northvale, New Jersey 07647

                               Re:      Video Services Corporation
                                        Registration Statement on Form S-8

Ladies and Gentlemen:

              This opinion is being furnished in connection with the filing by Video Services Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 855,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable pursuant to either the Company's 1997 Long Term Incentive Plan (the "1997 Plan") or the Company's 1999 Non-Employee Director Stock Plan (the "1999 Plan," together with the 1997 Plan, the "Plans").

              In connection with this opinion, we have examined such documents and made such other investigations as we have deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatories, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

              Based upon and subject to the  foregoing,  it is our opinion  that
(i) when the Registration Statement has become effective under the Act and (ii) the Common Stock has been issued in accordance with the terms of the Plans, the Common Stock will be validly issued, fully paid and non-assessable.

              We are members of the Bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction, and we express no opinion with respect to the laws of any jurisdiction other than New York, the federal law of the United States of America and the Delaware General Corporation Law.

              We are furnishing this opinion to you solely in connection with the Registration Statement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission. This opinion is based and relies on the current status of the law, and is subject in all respects to, and may be limited by, further rules, regulations and legislation, as well as developing case law. We do not undertake to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion.

              We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
                                      Very truly yours,

                                      /s/ Gordon Altman Weitzen Shalov & Wein